UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2012

Wolverine World Wide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06024	38-1185150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9341 Courtland Drive Rockford, Michigan 49351

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (616) 866-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 8, 2012, the Compensation Committee of the Board of Directors of Wolverine World Wide, Inc. (the “Company”) approved a supplemental grant of 10,000 shares of restricted stock to James D. Zwiers, Senior Vice President and President, Outdoor Group, to recognize Mr. Zwiers’ expanding role as a member of the senior management team and to provide an additional long-term retention incentive. The shares of restricted stock were granted in accordance with the terms and conditions of a form of restricted stock award agreement under Company’s Stock Incentive Plan of 2010. Restrictions on 25% of the shares of restricted stock will lapse on each of the third and fourth anniversary of the grant date, and restrictions on 50% of the shares of restricted stock will lapse on the fifth anniversary of the grant date. Generally, upon termination of employment due to death, disability or retirement, restrictions remaining on the restricted stock will lapse with respect to some or all of the shares in accordance with a formula reflecting the amount of time that has elapsed since the date of grant. Upon termination of employment for any other reason, any shares still subject to restrictions will be forfeited. The foregoing description is qualified by reference to the form of restricted stock award agreement, which was filed as Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 17, 2006 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2012	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Kenneth A. Grady
Kenneth A. Grady
General Counsel and Secretary

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